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                                                                     Exhibit 4.7

                                STORAGE USA, INC.
                               AMENDMENT NO. 4 TO
                   1995 EMPLOYEE STOCK PURCHASE AND LOAN PLAN

         This Amendment No. 4, dated as of May 3, 2000, to the Storage USA, Inc. 1995 Employee Stock Purchase and Loan Plan, recites and provides as follows:

         At the annual meeting held on May 3, 2000, the shareholders of Storage USA, Inc. (the "Company") voted to amend the Company's 1995 Employee Stock Purchase and Loan Plan (the "Plan"), pursuant to Article XI of the Plan, to increase the number of shares of the Company's Common Stock available under the Plan from 750,000 to 1,250,000.

         NOW, THEREFORE, the following Amendment to the Plan is hereby adopted:

         Article V. The maximum aggregate number of shares of Common Stock that may be issued under this plan is 1,250,000 (subject, however, to adjustments as provided in Article VIII).

         IN WITNESS WHEREOF, the Company has caused this Amendment No. 4 to be executed as of the date first above written.


                                   STORAGE USA, INC.



                                   By: /s/ John W. McConomy
                                       John W. McConomy
                                       Executive Vice President, General Counsel
                                       and Secretary